Exhibit 99.1

MEG WHITMAN WILL NOT SEEK RE-ELECTION TO

GAP INC.’S BOARD OF DIRECTORS

SAN FRANCISCO – January 23, 2006 – Gap Inc. (NYSE:GPS) today announced that Meg Whitman, President and CEO of eBay, Inc. has decided not to stand for re-election to the company’s board of directors when her current term expires in May, due to her other professional commitments.

Ms. Whitman, 48, has served on Gap Inc.’s board of directors since 2003.

“Meg’s strategic and brand building expertise have made her a valuable asset to Gap Inc.’s board,” said Bob Fisher, chairman of the board. “We will miss her, and on behalf of the board, I’d like to thank Meg for her many contributions over the past two years.”

Ms. Whitman noted that she and Mr. Pressler are long-time business colleagues. “It’s been a great experience to serve on Gap Inc.’s board with Bob, Paul and so many other qualified directors; however, given eBay’s recent acquisition and international expansion plans, I will need to devote additional time and resources to the eBay business,” said Ms. Whitman.

With Ms. Whitman’s departure, Gap Inc.’s board will include 12 directors, eight of whom are independent of the company and its management.

More information about Gap Inc.’s Board of Directors and corporate governance practices can be found on the company’s Web site at gapinc.com.

About Gap Inc.

Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy and Forth & Towne brands. Gap Inc. operates about 3,000 stores in the United States, the United Kingdom, Canada, France and Japan. For more information, please visit gapinc.com.

Investor Relations:	Media Relations:
Mark Webb	Kris Marubio
415-427-2161	415-427-1798